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                                                                   EXHIBIT 11.01

                                HNC SOFTWARE INC.

                               STATEMENT REGARDING
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          THREE MONTHS ENDED MARCH 31,
                                                                  1997                          1996
                                                          -------------------------     ---------------------------
                                                          PRIMARY     FULLY DILUTED     PRIMARY       FULLY DILUTED
                                                          -------     -------------     -------       -------------
NET INCOME (LOSS)                                         $ 2,183        $ 2,183        $   (727)        $   (727)
                                                          =======        =======        ========         ========

SHARES (1)
      Weighted average common shares outstanding           19,194         19,194          18,198           18,198


      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                             1,203          1,203            --               --
                                                                         -------        --------         --------


      Weighted average common and common
      equivalent shares outstanding                        20,397         20,397          18,198           18,198
                                                          =======        =======        ========         ========


NET INCOME (LOSS) PER SHARE OF COMMON STOCK               $  0.11        $  0.11        $  (0.04)        $  (0.04)
                                                          =======        =======        ========         ========


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(1)      All share and per share amounts have been adjusted to give retroactive effect to the stock split effected as a stock dividend, which occurred on April 3, 1996.

(2) In accordance with Accounting Principles Board Opinion No. 15, these common stock equivalents are not included in the 1996 computation of earnings per share as the Company incurred a net loss and their impact would be anti-dilutive.



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